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FORM 4                                                                                                      OMB APPROVAL
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION              -------------------------------
[ ] Check box if no longer                              WASHINGTON, DC 20549                           OMB NUMBER      3235-0287
    subject to Section 16. Form                                                                        Expires:  December 31, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    continue. See Instruction 1(b).                                                                    hours per response ......0.5
                                                                                                     -------------------------------
          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Pulitzer       Emily            R.       |  Pulitzer Inc. (PTZ)                            |       X   Director     X   10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |    03/2001              |     -----
900 North Tucker Boulevard               |   (Voluntary)         |                         |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
St. Louis         MO             63101   |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Class B Common Stock, $.01 par value  |              |       |       |        |      |          |             |          |
(1)                                   |              |       |       |        |      |          | 5,685,918(2)|   I      |   (3)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Class B Common Stock, $.01 par value  |              |       |       |        |      |          |             |          |
(1)                                   |              |       |       |        |      |          |   369,649(2)|   D      |   (4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          | 03/14/2001   |   J   |  V    |191,679 |  D   |          |             |          |
                                      |              |       |       |    (5) |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          | 03/14/2001   |   J   |  V    |191,679 |  A   |          |   191,679   |   D      |
                                      |              |       |       |    (5) |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see       Potential persons who are to respond to the collection of
Instruction 4(b)(v).                                               information contained in this form are not required to
                                                                   respond unless the form displays a currently valid OMB control number.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
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                  |                        |
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                  |                        |
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                  |                        |
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                  |                        |
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Explanation of Responses:


See Attached Page (s)




     (1)Intentional misstatements or omissions of facts constitute Federal
     Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this form, one of which must be manually          /s/ Emily R. Pulitzer              April 10, 2001
           signed.                                                                --------------------------------  ----------------
                                                                                  Signature of Reporting Person(1)        Date
           If space provided is insufficient, see Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                           (Print or Type Responses)

FORM 4 (continued)         Explanation of Responses

            NAME: Emily R. Pulitzer
                  900 North Tucker Boulevard   STATEMENT FOR MONTH/YEAR: 03/2001
                  St. Louis, MO 63101          ISSUER NAME: Pulitzer Inc. (PTZ)
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Note: 1
            Table I. Item 1.
            Class B Common Stock which is convertible at any time, on a share-for-share basis, into Common Stock.


Note: 2
            Table I. Item 5.
            Mrs. Pulitzer may be deemed a "10% Owner" by virtue of the fact that she shares voting power with respect to 11,574,611 shares of Class B Common Stock (which is convertible at any time, on a share-for-share basis, into Common Stock) held by the 1999 Pulitzer Inc. Voting Trust, of which she is a trustee.


Note: 3
            Table I. Item 7.
            Right to acquire upon conversion of 5,685,918 shares of Class B Common Stock held by a Trust created by Joseph Pulitzer, Jr. under Indenture of Trust dated June 12, 1974, as amended on October 20, 1992. Mrs. Pulitzer is the beneficiary of the trust. Such shares are subject to the voting trust described above.


Note: 4
            Table I. Item 7.
            Right to acquire upon conversion of 369,649 shares of Class B Common Stock held in the voting trust described above.

Note: 5
            Table I. Item 4.
            These 191,679 shares of Common Stock were withdrawn from the Marital Trust B account, a Trust created by Joseph Pulitzer, Jr. under Indenture of Trust dated June 12, 1974, as amended on October 20, 1992. Mrs. Pulitzer is the beneficiary of the trust. These 191,679 shares were then distributed to Mrs. Pulitzer, as Trustee of the Pulitzer Family Trust.